                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  ArQule, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                  ARQULE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Our 2001 Annual Meeting of Stockholders will be held at The Museum of Science, Science Park, Boston, Massachusetts 02114 at 8:00 a.m., May 17, 2001 for the following purposes:

     1. To elect Laura Avakian, Werner Cautreels, Ph.D. and Tuan Ha-Ngoc as directors to hold office for a term of three years and until their respective successors are elected and qualified;

     2. To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of common stock that may be issued by us by 20,000,000 shares from 30,000,000 to 50,000,000 shares;

     3. To approve an amendment to our Amended and Restated 1994 Equity Incentive Plan to increase the aggregate number of shares of common stock that may be issued under the plan by 1,000,000 shares from 5,700,000 to 6,700,000 shares;

     4. To approve an amendment to our Amended and Restated 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued under the plan by 100,000 shares from 420,000 to 520,000 shares; and

     5. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on April 3, 2001 will be entitled to vote at the meeting or any adjournment. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                            By Order of the Board of Directors,
                                            Paul M. Kinsella, Secretary

Dated: April 19, 2001

                                  ARQULE, INC.

                              19 PRESIDENTIAL WAY
                        WOBURN, MASSACHUSETTS 01801-5140
                           TELEPHONE: (781) 994-0300

                                ---------------

                                PROXY STATEMENT
                                ---------------

GENERAL INFORMATION

     Our board of directors is soliciting your proxy with the enclosed proxy card for use at our 2001 Annual Meeting of Stockholders to be held at 8:00 a.m. on Thursday, May 17, 2001 and at any adjournments of the meeting. This proxy statement and accompanying proxy card are first being sent or given to stockholders on or about April 19, 2001.

     The principal business expected to be transacted at the meeting, as more fully described below, will be the election of directors and the amendments of our Amended and Restated Certificate of Incorporation, Amended and Restated 1994 Equity Incentive Plan and Amended and Restated 1996 Employee Stock Purchase Plan.

     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.

     We will bear the cost of the solicitation of proxies, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by our officers and employees in person or by telephone.

     Only stockholders of record at the close of business on April 3, 2001 will be entitled to vote at the meeting. On that date, we had outstanding 20,213,431 shares of common stock, $0.01 par value, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority in interest of the voting capital stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. Broker non-votes are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals.

                             ELECTION OF DIRECTORS

     The number of directors is fixed at seven for the coming year and is divided into three classes. At the meeting, three directors will be elected to hold office for three years and until their respective successors are elected and qualified. Laura Avakian, Werner Cautreels, Ph.D. and Tuan Ha-Ngoc, all of whom are presently serving as a directors, have been nominated for re-election by our board of directors. Unless the enclosed proxy withholds authority to vote for Laura Avakian, Werner Cautreels, Ph.D. and Tuan Ha-Ngoc, the shares represented by such proxy will be voted for their election as the board's nominees. If any of the nominees is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the board of directors.

VOTE REQUIRED

     Laura Avakian, Werner Cautreels, Ph.D. and Tuan Ha-Ngoc will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

     The following table contains certain information about each of the nominees for director and each other person whose term of office as a director will continue after the meeting.

                                                                                               PRESENT
                                                                                    DIRECTOR     TERM
NAME AND AGE                         BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS     SINCE     EXPIRES
------------                         -------------------------------------------    --------   --------
Laura Avakian+*...................  Laura Avakian has been a director since March     2000       2001
Age: 54                             2000. Ms. Avakian is currently Vice President
                                    for Human Resources for the Massachusetts
                                    Institute of Technology where she directs all
                                    human resource programs and oversees the
                                    institution's medical department. Prior to
                                    joining MIT, she was Senior Vice President,
                                    Human Resources, for Beth Israel Deaconess
                                    Medical Center and for its parent corporation,
                                    CareGroup. She previously served as President
                                    of the American Society for Healthcare Human
                                    Resources Administration.

Werner Cautreels, Ph.D.+*.........  Werner Cautreels, Ph.D. has been a director       1999       2001
Age: 47                             since July 1999. Since May 1998, Dr. Cautreels
                                    has been the Global Head of Research and
                                    Development of Solvay Pharmaceuticals B.V., a
                                    pharmaceutical company. Prior to that, Dr.
                                    Cautreels was employed by Nycomed Amersham
                                    Ltd., Sterling Winthrop, and Sanofi, Inc. in a
                                    variety of positions in Research and
                                    Development.

Tuan Ha-Ngoc+*....................  Tuan Ha-Ngoc has been a director since March      2000       2001
Age: 48                             2000. Mr. Ha-Ngoc is the founder, Chief
                                    Executive Officer and a director of
                                    eHealthDirect, Inc., a proprietary software
                                    development company, which provides an
                                    advanced financial transactions platform for
                                    health care benefits administration. Mr.
                                    Ha-Ngoc was previously the Vice President of
                                    Strategic Development at American Home
                                    Products Corporation, a pharmaceutical
                                    company, where he directed its corporate
                                    strategy in its pharmaceutical business. Prior
                                    to joining AHP, he was an Executive Vice
                                    President for Genetics Institute, Inc.

                                                                                               PRESENT
                                                                                    DIRECTOR     TERM
NAME AND AGE                         BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS     SINCE     EXPIRES
------------                         -------------------------------------------    --------   --------
Ariel Elia+.......................  Ariel Elia, has been a director since             2000       2003
Age: 65                             September 2000 and was elected Chairman of our
                                    board in March 2001. Currently, Mr. Elia
                                    serves as Chairman of the European Advisory
                                    Board of E.Med Securities, a private,
                                    U.S.-based company providing investment
                                    banking services to emerging growth companies
                                    in the life science industry. Mr. Elia is a
                                    director of Altamir S.A., a French venture
                                    capital company, and of Yssum, the research
                                    and development company of the Hebrew
                                    University of Jerusalem in Israel. Mr. Elia
                                    also serves as a Governor of both the Ben
                                    Gurion University and the Hebrew University of
                                    Jerusalem, in Israel. Prior to his current
                                    positions, Mr. Elia was the Chief Executive
                                    Officer of Jouveinal Laboratories, a privately
                                    held, French pharmaceutical company. Mr. Elia
                                    also spent 17 years with Merck & Co., serving
                                    both in Europe and in the U.S., most recently
                                    as Senior Vice President, International
                                    Division. Before joining Merck & Co., Mr. Elia
                                    spent 12 years with American Home Products
                                    Corp., serving as President of the
                                    International Household Products Division
                                    prior to his departure.

L. Patrick Gage, Ph.D.............  L. Patrick Gage, Ph.D. has been a director        1998       2002
Age: 58                             since January 1998. Since March 1998, Dr. Gage
                                    has been the President of Wyeth-Ayerst
                                    Research, a division of American Home Products
                                    Corporation, a pharmaceutical company. Prior
                                    to that, Dr. Gage was employed by Genetics
                                    Institute, Inc., a biopharmaceutical company,
                                    in a variety of positions including President.

Dr. Stephen A. Hill...............  Stephen A. Hill, B.M., B.Ch., M.A., F.R.C.S.      1999       2003
Age: 41                             has served as our President and Chief
                                    Executive Officer since April 1999. Prior to
                                    his employment with us, Dr. Hill was the Head
                                    of Global Drug Development at F. Hoffmann-La
                                    Roche Ltd., a pharmaceutical company. He
                                    joined Roche in 1989 as medical adviser to
                                    Roche Products in the United Kingdom. He held
                                    several senior positions there, including that
                                    of medical director, with responsibility for
                                    clinical trials of compounds across a broad
                                    range of therapeutic areas, including CNS,
                                    HIV, cardiovascular, metabolism, and oncology.
                                    Dr. Hill also served as Head of International
                                    Drug Regulatory Affairs at Roche headquarters
                                    in Basel, Switzerland. He also was a member of
                                    Roche's Portfolio Management, Research,
                                    Development and Pharmaceutical Division
                                    Executive Boards.

                                                                                               PRESENT
                                                                                    DIRECTOR     TERM
NAME AND AGE                         BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS     SINCE     EXPIRES
------------                         -------------------------------------------    --------   --------
Michael Rosenblatt, M.D...........  Michael Rosenblatt, M.D. has been a director      1998       2002
Age: 52                             since April 1998. From 1992-1998, Dr.
                                    Rosenblatt served as the Robert H. Ebert
                                    Professor of Molecular Medicine at the Harvard
                                    Medical School, Chief of the Division of Bone
                                    and Mineral Metabolism at Beth Israel
                                    Hospital, and Director of the Harvard MIT
                                    Division of Health Sciences and Technology.
                                    Since 1993, he has also been a faculty member
                                    in the department of Biological Chemistry and
                                    Molecular Pharmacological, Biological and
                                    Biomedical Sciences Program of the Division of
                                    Medical Sciences at Harvard University. From
                                    1996-1999, he was the executive director of
                                    the Carl J. Shapiro Institute for Education
                                    and Research at Harvard Medical School and
                                    Beth Israel Deaconess Medical Center. Since
                                    1996, he has been Harvard faculty dean for
                                    academic programs at the Beth Israel Deaconess
                                    Medical Center. He is now the President of
                                    Beth Israel Deaconess Medical Center and the
                                    George R. Minot Professor of Medicine at
                                    Harvard Medical School. Dr. Rosenblatt serves
                                    as a director of CURIS, Inc. and certain
                                    privately held companies.

---------------
* Nominee for election as director.

+ Dr. Cautreels, Ms. Avakian, Mr. Ha-Ngoc and Mr. Elia filled the vacancies on the board of directors created by the resignations of Dr. Adrian de Jonge, Dr. Joseph C. Hogan, Jr., Mr. Allan Ferguson and Mr. Stephen M. Dow, respectively.

COMMITTEES OF THE BOARD

     In 2000, the Compensation Committee consisted of Mr. Dow, until his resignation in July 2000, Dr. Gage, Dr. Cautreels and Ms. Avakian, who was appointed to the Committee in March 2000. The Compensation Committee acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our officers and administers the Amended and Restated 1994 Equity Incentive Plan and the Amended and Restated 1996 Employee Stock Purchase Plan. The Compensation Committee met six times in 2000.

     In 2000, the Audit Committee consisted of Mr. Ha-Ngoc, Dr. Rosenblatt and, until his resignation in July 2000, Mr. Dow. The Audit Committee currently consists of Dr. Rosenblatt, Mr. Ha-Ngoc and Mr. Elia, who was appointed to the Committee in March 2001. Each of the Audit Committee members is independent as defined by applicable Nasdaq National Market standards governing the qualifications of Audit Committee members. The Audit Committee is responsible for providing the board of directors with an independent review of our financial health, controls and reporting. Its primary functions are to recommend independent auditors to the board of directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of our financial controls and procedures. The Audit Committee met three times in 2000. The Audit Committee operates under a written charter adopted by the board on May 18, 2000, a copy of which is included as Appendix A to this proxy statement. See "Report of the Audit Committee" in this proxy statement.

     We do not have a nominating committee.

ATTENDANCE AT MEETINGS

     The board of directors held six meetings during 2000, and each director attended at least 75% of all meetings of the board and of all committees of the board on which he served, except that Drs. Gage and

Rosenblatt attended 67% of the aggregate of such meetings and Mr. Ha-Ngoc attended 70% of such meetings after his election to the board in March 2000. Ms. Avakian was elected to the board in March 2000 and has attended all of such meetings since her election.

DIRECTOR COMPENSATION

     Our directors are paid $2,000 per board meeting for their services as directors beginning in September 2000. Our Chairman, Mr. Elia, however, receives $3,000 for each board meeting that he attends, and is eligible to receive $3,000 for each day he provides additional consulting services to us. In addition, all directors who are not employees are currently eligible to participate in the Amended and Restated 1996 Director Stock Option Plan.

     The Director Stock Option Plan provides that each non-employee director who is serving as a director prior to and immediately after any annual meeting of stockholders (whether or not a director is being re-elected) receives an automatic grant of an option to purchase 3,500 shares of our common stock. This option is fully exercisable on the date of grant. In addition, upon the initial election to the board, each non-employee director receives an automatic grant of an option to purchase 7,500 shares of common stock. This option becomes exercisable with respect to 2,500 shares on the date of our next annual meeting of stockholders and each of the next two annual meetings of stockholders thereafter, so long as the director remains in office. The options have a term of ten years and an exercise price equal to the closing price of the common stock as reported by the Nasdaq National Market on the last trading day prior to the date of grant. All questions of interpretation with respect to the Director Stock Option Plan and the options granted thereunder are determined by the board of directors. Without giving effect to the proposed amendment described below, the Director Stock Option Plan currently authorizes the grant of stock options to purchase up to a maximum of 190,500 shares of common stock (subject to adjustments for stock splits and similar capital changes).

     Mr. Elia received an option to purchase 10,000 shares of common stock upon his election to the board in September 2000, which includes the standard option to purchase 7,500 shares as well as an additional option to purchase 2,500 shares that vests as to one-third of the shares on each anniversary of the date of grant. Ms. Avakian and Mr. Ha-Ngoc each received an option to purchase 7,500 shares of common stock upon their election to the board in March 2000 and each received an option to purchase 3,500 shares of common stock in May 2000. Dr. Cautreels, Dr. Gage and Dr. Rosenblatt each received grants of options to purchase 3,500 shares of common stock in May 2000.

                            STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return on our common stock over the period from October 16, 1996 (the first trading day of common stock) to December 31, 2000, as compared with that of the Nasdaq Stock Market Index and the Nasdaq Pharmaceuticals Index, based on an initial investment of $100 in each on October 16, 1996. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends.

         COMPARISON OF CUMULATIVE TOTAL RETURN OF ARQULE, INC., NASDAQ
                    STOCK MARKET (U.S. COMPANIES) INDEX AND
                          NASDAQ PHARMACEUTICALS INDEX
                              [PERFORMANCE GRAPH]

                                                                               NASDAQ STOCK MARKET       NASDAQ PHARMACEUTICALS
                                                      ARQULE, INC.           (U.S. COMPANIES) INDEX               INDEX
                                                      ------------           ----------------------      ----------------------
10/16/96                                                 100.000                     100.000                     100.000
12/31/96                                                 118.868                     102.929                     100.123
12/31/97                                                 173.117                     126.066                     103.177
12/31/98                                                  37.268                     177.780                     130.968
12/31/99                                                  77.358                     330.401                     246.839
12/31/00                                                 241.509                     198.835                     307.868

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee Report set forth below describes the compensation policies applicable to our executive officers, including Dr. Stephen A. Hill, our current Chief Executive Officer, during 2000.

     Overall Policy. Our executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, we have developed an overall compensation strategy and a specific compensation plan that tie a portion of executive compensation to ArQule's success in meeting specified performance goals. In addition, through the use of stock options, we ensure that a part of each executive's compensation is closely tied to appreciation in ArQule's stock price. The objectives of this strategy are to attract and retain the best possible executive talent, to motivate our executives to achieve the goals inherent in our business strategy, to link executive and stockholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions as well as corporate technical and financial performance.

     We determine the compensation of all corporate officers, including the chief executive officer and the four most highly compensated corporate executives named in the Summary Compensation Table. We take into account the views of our Chief Executive Officer and review a number of compensation surveys to ensure the competitiveness of the compensation offered by ArQule for the purposes of recruiting and retaining key management.

     The key elements of ArQule's executive compensation consist of base salary, performance-based bonuses and stock options. Our policies with respect to each of these elements, including the basis for the compensation awarded to Dr. Hill in 2000, are discussed below. In addition, while the elements of compensation described below are considered separately, we take into account the full compensation package afforded to the individual, including insurance and other employee benefits.

     Base Salaries. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, we consider generally available information regarding salaries prevailing in the industry, but do not utilize any particular indices or peer groups.

     Annual salary adjustments are determined by evaluating ArQule's financial performance and the performance of particular aspects of the business under the control of the particular executive officer. Where appropriate, we also consider non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, new responsibilities assumed by the executive, quality improvements and improvements in relations with collaborators and employees. No particular weight is given to any of these non-financial factors.

     The base salary for 2000 for each of the executive officers, including Dr. Hill, was based on the performance of the individual as well as a review of compensation paid to persons holding comparable positions in other biotechnology companies. Dr. Hill was paid $328,462 during 2000.

     Performance-based Bonuses. We believe that a significant part of overall cash compensation for senior executives should be "at risk," i.e., contingent upon successful implementation of the company's strategy. Individuals with the greatest influence on company-wide performance should have the largest amount of cash benefits at risk. Cash bonuses represent a percentage of fixed salary. In determining the target percentage for the bonus of a particular executive, we consider salary survey data and level of strategic contribution to the company's performance. The determination of individual bonus payments is determined after consideration of each executive's individual performance and that of the company as a whole, generally on a calendar-year basis. Dr. Hill was awarded a bonus of $140,000 in acknowledgement of his efforts during the year with respect to the company's capital raising activity.

     Stock Options. We grant stock options to executive officers under the Amended and Restated 1994 Equity Incentive Plan. Stock options are generally granted with an exercise price equal to the fair market value of the common stock on the date of grant and vest over various periods of time, normally four years or upon the achievement of specified milestones. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved, and, once achieved, is maintained and increased. Accordingly, stock option grants align the interests of executive officers and employees with those of stockholders. In determining the amount of these grants, we evaluate the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also take into account the size of the officer's awards in the past.

     Conclusion. As described above, a very significant portion of ArQule's executive compensation is linked directly to individual and corporate performance and stock appreciation. We intend to continue the policy of linking executive compensation to ArQule's performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                            By the Compensation Committee,


                                            Laura Avakian
                                            Werner Cautreels
                                            L. Patrick Gage

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to or earned during the fiscal year by our Chief Executive Officer and our four most highly paid executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2000. We refer to these persons as the named executive officers.

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                             OTHER ANNUAL     SECURITIES     ALL OTHER
                                                             COMPENSATION     UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)     BONUS           ($)         OPTIONS(#)        ($)
---------------------------  ----   ---------    --------    -------------   ------------   ------------
Dr. Stephen A Hill (1)....   2000   $328,462     $140,000(3)   $ 15,098(4)      40,000          --
  President and Chief        1999   $213,462(2)  $100,000(3)   $102,581(4)     320,000
  Executive Officer

Philippe Bey, Ph.D. (5)...   2000   $245,686     $ 84,000(7)   $ 68,693(8)      20,000          --
  Senior Vice President of   1999   $ 98,616(6)        --      $ 15,539(8)     170,000          --
  Research and Development
  and Chief Scientific
  Officer

Michael D. Rivard.........   2000   $169,208     $ 42,500(9)         --         --              --
  Vice President, Legal,
  and                        1999   $149,023     $ 10,000(9)         --         12,927          --
  General Counsel and        1998   $138,997           --            --         34,531          --
  Assistant Secretary

James Kyranos, Ph.D.......   2000   $172,264     $ 35,640(10)         --        --              --
  Vice President of Systems  1999   $154,308     $ 10,000(10)         --        22,509          --
  Technologies               1998   $128,077           --            --         34,901          --

John Sorvillo, Ph.D.......   2000   $170,423     $ 34,000(11)         --        --              --
  Vice President of
  Business                   1999   $147,734     $ 10,000(11)         --        22,509
  Development                1998   $140,543           --            --         12,099          --

---------------
 (1) Dr. Hill commenced employment with us in April 1999. Terms of his employment are described under "Executive Employment Agreements."

 (2) Dr. Hill joined us as President and Chief Executive Officer effective April 1, 1999 and this amount represents a pro rata portion of his 1999 annual base salary of $300,000.

 (3) This amount consists of Dr Hill's 2000 bonus paid in 2001 and 1999 bonus paid in 2000.

 (4) Pursuant to his employment agreement, we paid Dr. Hill $100,000 in 1999 as compensation for certain warrants he would have been entitled to receive had he remained with his prior employer. Dr. Hill was reimbursed for $15,098 and $2,581 of relocation expenses incurred by him during the fiscal year ended December 31, 2000 and 1999, respectively in connection with joining ArQule.

 (5) Dr. Bey commenced employment with us in August 1999. Terms of his employment are described under "Executive Employment Agreements."

 (6) Dr. Bey joined us as Senior Vice President of Research and Development and Chief Scientific Officer, August 16, 1999 and this amount represents a pro rata portion of his 1999 annual base salary of $240,000.

 (7) Pursuant to his employment agreement, we paid Dr. Bey a bonus of $60,000 on his anniversary of his employment, upon achievement of certain milestones. Also, $24,000 was paid to Dr. Bey in 2001 for an additional 2000 bonus.

 (8) This amount consists of reimbursement of relocation and temporary living expenses incurred by Dr. Bey during the fiscal year ended December 31, 2000 and 1999 in connection with joining ArQule.

 (9) This amount consists of Mr. Rivard's 2000 and 1999 bonuses paid in 2001 and 2000, respectively.

(10) This amount consists of Dr. Kyranos' 2000 and 1999 bonuses paid in 2001 and 2000, respectively.

(11) This amount consists of Dr. Sorvillo's 2000 and 1999 bonuses paid in 2001 and 2000, respectively.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2000 by us to the named executive officers:

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE OF ASSUMED
                         NUMBER OF     PERCENT OF                       FAIR                    ANNUAL RATES OF STOCK
                        SECURITIES    TOTAL OPTIONS                    MARKET                  PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED      EXERCISE OR     VALUE ON                     OPTION TERM(1)
                          OPTIONS     EMPLOYEES IN    BASE PRICE     GRANT DATE   EXPIRATION   -----------------------
                        GRANTED(#)     FISCAL YEAR     ($/SHARE)     ($/SHARE)       DATE        5%($)       10%($)
                        -----------   -------------   -----------    ----------   ----------   ---------   -----------

Dr. Stephen A. Hill...    40,000(2)       6.69%        $20.0625(3)      --        3/16/2010    $504,688    $1,278,978

Philippe Bey, Ph.D....    20,000(4)       3.35%        $ 19.875(3)      --        9/15/2010    $249,986    $  633,513

Michael D. Rivard.....        --            --           --             --           --           --           --

James Kyranos, Ph.D...        --            --           --             --           --           --           --

John M. Sorvillo,
  Ph.D................        --            --           --             --           --           --           --


---------------
(1) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock.

(2) These options were granted under our Amended and Restated 1994 Equity Incentive Plan and become exercisable as to 25% of the shares on each of March 16, 2001, 2002, 2003 and 2004.

(3) The exercise price of these options is equal to 100% of the fair market value of our common stock on the date the options were granted, as determined by our Compensation Committee.

(4) These options were granted under our Amended and Restated 1994 Equity Incentive Plan and become exercisable as to 25% of the shares on each of September 15, 2001, 2002, 2003, and 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth certain information concerning exercisable and unexercisable stock options held by the named executive officers as of December 31, 2000.

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING               VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                              SHARES                            AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                             ACQUIRED           VALUE        ---------------------------   ---------------------------
                          ON EXERCISE(#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                          ---------------   --------------   -----------   -------------   -----------   -------------

Dr. Stephen A. Hill.....          --            --             80,000         280,000      $2,190,000     $7,047,500

Philippe Bey, Ph.D......          --            --             42,500         147,500      $1,166,073     $3,740,718

Michael D. Rivard.......          --            --             63,458          34,000      $1,137,070     $  744,528

James Kyranos, Ph.D.....       2,500           $19,656         37,744          25,000      $1,013,803     $  686,555

John M. Sorvillo,
  Ph.D..................          --            --             86,083          17,500      $2,143,398     $  479,368


---------------
(1) Based on the difference between the option exercise price of options and the closing price of the underlying common stock on the date of exercise.

(2) Based on the difference between the exercise price of options and the closing price of the underlying shares of common stock on December 29, 2000 as reported by the Nasdaq National Market ($32.00).

EXECUTIVE EMPLOYMENT AGREEMENTS

     We currently have employment agreements with Drs. Hill, Bey and Selick.

     We entered into an employment agreement with Dr. Hill, agreeing to employ him as our President and Chief Executive Officer, effective April 1, 1999, at an initial annual base salary of $300,000. Pursuant to the employment agreement, Dr. Hill was granted options, which vest over four years, to acquire 320,000 shares of common stock at $4.625 per share. The employment agreement provides that we pay Dr. Hill $100,000 for certain warrants he would have been entitled to had he remained with his prior employer. The agreement also requires (i) the payment of an annual bonus of up to $100,000 upon the achievement of certain milestones, which will be determined by our board of directors, and (ii) the payment of certain moving and relocation expenses. The agreement provides for continued employment until terminated by either party. If Dr. Hill is terminated without cause, as defined in the agreement, we will be required to make a one time payment to him equal to his annual base salary and to continue to provide him with insurance and other benefits for a period of one year.

     We entered into an employment agreement with Dr. Bey, agreeing to employ him as our Senior Vice President of Research and Development and Chief Scientific Officer, effective August 1999, at an initial annual base salary of $240,000. Pursuant to the employment agreement, Dr. Bey was granted options, which vest over four years, to acquire 170,000 shares of common stock at $4.56 per share. The agreement also requires (i) the payment of an annual bonus of up to $60,000 upon the achievement of certain milestones, which will be determined by our board of directors and (ii) the payment of certain moving and relocation expenses. The agreement provides for continued employment until terminated by either party. If Dr. Bey is terminated without cause, as defined in the agreement, we will be required to make a one time payment to him equal to his annual base salary and to continue to provide him with insurance and other benefits for a period of one year.

     Upon our acquisition of Camitro in January 2001, we entered into an employment agreement with Dr. Selick, agreeing to employ him as the President and Chief Executive Officer of Camitro Corporation effective January 29, 2001, at an annual salary of $250,000. The agreement also provides for the payment of an annual bonus upon the one year anniversary of his employment. If Dr. Selick is terminated by us without cause, or if he leaves for good reason, as defined in the agreement, then we will be required to (i) make a one time payment to him equal to his annual base salary, (ii) provide him with insurance and other benefits for a period of one year, and (iii) accelerate the vesting of all of his options and restricted stock that he received in our acquisition of Camitro. The agreement also requires Dr. Selick to refrain from competing with us and from soliciting our customers and employees during his employment and for a period of one year thereafter.

REPORT OF THE AUDIT COMMITTEE

     In the course of its oversight of our financial reporting process, the Audit Committee of the board of directors has (i) reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2000, (ii) discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of nonaudit services by the auditors is compatible with maintaining their independence.

     Based on the foregoing review and discussions, the Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          By the Audit Committee,


                                          Michael Rosenblatt, M.D.
                                          Tuan Ha-Ngoc
                                          Ariel Elia

                   PROPOSAL TO AMEND OUR AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

GENERAL

     Our board of directors has approved an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 30,000,000 to 50,000,000 shares, subject to stockholder approval. The board believes that increasing the number of authorized shares is essential to ensure that we continue to have an adequate number of shares of common stock available for future issuance. Currently, our charter authorizes us to issue 30,000,000 shares of common stock. As of April 3, 2001, there were 20,213,431 shares of common stock outstanding, 5,700,000 shares reserved for issuance or issued under our Amended and Restated 1994 Equity Incentive Plan, 420,000 shares reserved for issuance or issued under our Amended and Restated 1996 Employee Stock Purchase Plan and 190,500 shares reserved for issuance or issued under our Amended and Restated 1996 Director Stock Option Plan. In addition, as described on pages 13-16, we are asking the stockholders to approve increases of 1,000,000 shares for issuance under the Equity Plan and 100,000 shares for issuance under the Purchase Plan. The Board recommends that you consider and approve this proposed amendment to ensure that we continue to have an adequate number of shares of common stock available for future use.

     If the stockholders approve this increase, we would be able to issue stock for any valid corporate purpose that our board of directors may deem advisable, including stock splits and stock dividends, financings, funding employee benefit plans and acquisitions. The availability of additional shares of common stock for issuance will provide us with greater flexibility in taking any of these actions without the delay or expense of obtaining stockholder approval, except to the extent required by state law or Nasdaq requirements for the particular transaction.

     While our board of directors will authorize the issuance of additional common stock based on its judgment as to our best interests and that of our stockholders, future issuance of common stock could have a dilutive effect on existing stockholders. Common stockholders are not now, and will not be, entitled to preemptive rights to purchase shares of any authorized capital stock if additional shares are issued later. In addition, the issuance of additional shares of common stock, as well as the availability of preferred stock that the Board may issue on such terms as it selects, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of our outstanding common stock will constitute the approval of the proposed amendment to the Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes will count as votes against the amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
                                              ---

                   PROPOSAL TO AMEND OUR AMENDED AND RESTATED
                           1994 EQUITY INCENTIVE PLAN

GENERAL

     The purpose of the Amended and Restated 1994 Equity Incentive Plan, referred to as the Equity Plan, is to attract and retain key employees and consultants and to provide an incentive for these persons to achieve long-range performance goals. The Equity Plan permits us to grant "Awards" to our employees and consultants, including incentive and non-statutory stock options, stock appreciation rights, performance shares, restricted stock and stock units. To date, we have granted only incentive stock options, non-statutory stock options and restricted stock under the Equity Plan. On March 23, 2001, our board of directors voted to amend and restate the Equity Plan, subject to stockholder approval, to incorporate the increase the number of shares issuable under the Equity Plan by 1,000,000 shares to an aggregate of 6,700,000 shares, subject to adjustment for stock splits and similar capital changes.

     Without giving effect to the proposed amendment, Awards may be granted under the Equity Plan for up to a total of 5,700,000 shares of common stock, subject to adjustment for stock splits and similar capital changes. We last increased the number of shares of common stock reserved for issuance under the Equity Plan in 2000. As of April 3, 2001, 301 employees were eligible to participate in the Equity Plan and options to purchase an aggregate of 6,168,065 shares of common stock had been granted. Pursuant to the Equity Plan, 521,547 restricted shares of Common Stock have been issued, of which 48,444 restricted shares have been cancelled. Options to purchase 1,872,806 shares had been cancelled, options to purchase 1,599,851 shares had been exercised, and options to purchase 2,695,408 shares remained outstanding, leaving 931,633 shares available for issuance of new options under the Equity Plan. The closing price of our common stock as reported by the Nasdaq National Market on April 3, 2001 was $11.125

ADMINISTRATION AND ELIGIBILITY

     Awards are made by the Compensation Committee, which has been designated by the board of directors to administer the Equity Plan. Subject to certain limitations, the Compensation Committee may delegate to one or more of our executive officers the power to make Awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or "covered employees" for purposes of Section 162(m) of the Internal Revenue Code.

     Options under the Equity Plan are granted at the discretion of the Compensation Committee, which determines the recipients and establishes the terms and conditions of each Award, including the exercise price, the form of payment of the exercise price, the number of shares subject to option and the time at which such options become exercisable. However, the exercise price of any incentive stock option granted under the Equity Plan may not be less than the fair market value of the common stock on the date of grant and the term of any such option cannot be greater than 10 years. The exercise price of any non-statutory stock option is determined by the Compensation Committee.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO STOCK OPTIONS

     Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option, or an ISO, under the Equity Plan. If no disposition of shares issued to an optionee upon exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a capital gain and any loss sustained will be a capital loss and (b) no deduction is allowed to us for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

     If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (referred to as a disqualifying disposition) then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) we are entitled to deduct this amount. Any further gain realized is taxed as a capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

     Non-statutory Stock Options. No income is realized by the optionee at the time a non-statutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) we receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss and will not result in any deduction by us.

PROPOSED AMENDMENT TO THE EQUITY PLAN

     The board of directors has voted, subject to approval of the stockholders, to increase the number of shares of common stock subject to Awards under the Equity Plan by 1,000,000 shares to an aggregate of 6,700,000 shares, subject to adjustment for stock splits and similar capital changes. This proposed amendment is intended to ensure that a sufficient number of shares of common stock are available to be issued to eligible persons in the future.

VOTE REQUIRED

     The affirmative vote of a majority of the total votes properly cast on this proposal will constitute the approval of the proposed amendment to the Equity Plan. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of the vote on this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
                                              ---

            PROPOSAL TO APPROVE AMENDMENT TO OUR 1996 EMPLOYEE STOCK
                                 PURCHASE PLAN

GENERAL

     The Amended and Restated 1996 Employee Stock Purchase Plan, referred to as the Purchase Plan, provides our full-time employees the opportunity to purchase shares of our common stock by automatic payroll deduction or other means on favorable terms. Like the Equity Plan, the Purchase Plan helps us attract and retain top quality personnel, motivates them to acquire an equity stake in ArQule and provides an incentive for them to achieve long-range performance goals. On March 23, 2001, our board of directors voted to amend and restate the Purchase Plan, subject to stockholder approval, to incorporate the increase in the aggregate number of shares of common stock subject to purchase under the plan by 100,000 shares to 520,000 shares, subject to adjustment for stock splits and similar capital changes

     Without giving effect to the increase authorized by the board of directors on March 23, 2001, an aggregate of 420,000 shares of common stock have been reserved for issuance under the Purchase Plan, subject to adjustment for stock splits and similar capital changes. We last increased the number of shares of common stock reserved for issuance under the Purchase Plan in 2000. As of April 3, 2001, 301 employees were eligible to participate in the Purchase Plan and 311,303 shares had been purchased under the Purchase Plan. The closing price of our common stock on April 3, 2001, as reported by the Nasdaq National Market, was $11.125.

ADMINISTRATION AND ELIGIBILITY

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Our board of directors, at its discretion, grants rights to purchase shares of common stock under the Purchase Plan. The board of directors determines the frequency and duration of individual offerings under the Purchase Plan and the date(s) when stock may be purchased. All of our full-time employees are eligible to participate in the Purchase Plan.

     Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment for any reason. The purchase price per share in an offering is 85% of the lower of the fair market value of common stock on the first day of an offering period or the applicable exercise date. The purchase price may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the board of directors.

     In accordance with Section 423 of the Code, no employee may participate in an offering under the Purchase Plan if, immediately after the right to acquire shares of common stock in the offering is granted, the employee would own 5% or more of the voting stock of the Company (including stock that may be purchased through subscriptions under the Purchase Plan or any other options), nor may an employee buy more than $25,000 worth of stock (determined by the fair market value of the common stock at the time the right to purchase the common stock is granted) through the Purchase Plan in any calendar year. In addition, each employee's purchases in any calendar year cannot exceed 15% of the employee's annual rate of compensation.

     The Purchase Plan may be amended or terminated at any time by the board of directors, subject to any necessary approval by stockholders. In particular, any Purchase Plan amendment that would increase the number of shares offered under the Purchase Plan would require stockholder approval.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PURCHASE PLAN

     If the stockholders approve the amendment of the Purchase Plan, participants will not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan. If a participant holds shares purchased under the Purchase Plan for at least two years from the offering commencement date, then upon sale of the shares, the participant will be treated as having received taxable compensation income of 15% of the fair market value of the stock at the commencement of the offering (or, if less, any amount realized on sale of such shares in excess of the purchase price). No deduction will be allowed to us for Federal income tax purposes upon the purchase of shares or, if the participant waits the prescribed period to sell, upon sale. However, if the participant does not wait the prescribed period to sell, he or she will be treated as having received taxable compensation income upon sale equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount. In either case, any difference over or under the participant's tax cost (the purchase price plus the amount of taxable compensation income that the participant recognizes upon sale of the shares) will be treated as capital gain or loss.

     Assuming stockholder approval, if a participant dies during the two-year holding period while owning shares purchased under the Purchase Plan, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death, and we would not be allowed a deduction for Federal income tax purposes.

     If the stockholders do not approve the amendment to the Purchase Plan, a participant will be treated as having received taxable compensation income at the time of purchase equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount.

PROPOSED AMENDMENT TO PURCHASE PLAN

     The board of directors has voted, subject to approval of the stockholders, to increase the number of shares of common stock subject to purchase under the Purchase Plan by 100,000 shares to an aggregate of 520,000 shares, subject to adjustment for stock splits and similar capital changes. This proposed amendment is intended to ensure that a sufficient number of shares of common stock are available to be issued to plan participants in the future.

VOTE REQUIRED

     The affirmative vote of a majority of the total votes properly cast on this proposal will constitute the approval of the proposed amendment to the Equity Plan. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of the vote on this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
                                              ---

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 2000, the Compensation Committee consisted of Dr. Cautreels, Mr. Dow (until his resignation in July 2000), Dr. Gage and Ms. Avakian who became a member in March 2000. None of the members of the Compensation Committee has been an officer or employee of ArQule.

     The Compensation Committee acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our officers and administers the Amended and Restated 1994 Equity Incentive Plan and the Amended and Restated 1996 Employee Stock Purchase Plan. The Compensation Committee met six times in 2000.

     On March 5, 1998, Dr. Gage, was appointed the President of Wyeth-Ayerst Research, a division of American Home Products Corporation, after the merger of American Home Products and Genetics Institute, Inc., of which Mr. Gage was President. We entered into a collaborative agreement with Wyeth-Ayerst in July 1997, pursuant to which Wyeth-Ayerst subscribed to our Mapping Array(TM) Program and has committed to a minimum number of Directed Array(TM) Programs. Wyeth-Ayerst made a $2 million equity investment in ArQule in June 1998. The total value of this agreement is up to $26.2 million in committed payments. In addition, Wyeth-Ayerst has agreed to pay us development milestones and royalties from the sales of products resulting from the collaboration.

     Dr. Cautreels has been the Global head of Research and Development of Solvay Pharmaceuticals B.V. since May 1998 and has been one of our directors since September 1999. In November 1995, we entered into a five-year agreement with Solvay Duphar B.V., which was superseded by an amended and restated agreement with Solvay Pharmaceuticals B.V. in January 2001 and extends through December 31, 2003. We received a total of $18.1 million under the original agreement. Solvay is committed to make additional payments if we achieve certain development milestones and to pay royalties on sales of any drugs that result from the relationship. In connection with the original collaboration, an affiliate of Solvay, Physica B.V., made a $7 million equity investment in ArQule.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Compensation Committee Interlocks and Insider Participation" described above.

                                SHARE OWNERSHIP

     The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of March 9, 2001 by (i) persons known by us to be beneficial owners of more than 5% of the common stock, (ii) our named executive officers and current executive officers, (iii) our directors and nominee for election as director, and (iv) all current executive officers and directors as a group.

                                                              SHARES BENEFICIALLY
                                                                   OWNED (1)
                                                              --------------------
5% STOCKHOLDERS                                                NUMBER      PERCENT
---------------                                               ---------    -------
Alloy Ventures (2)..........................................  1,267,775      6.28%
  480 Cowper Street, 2nd Floor
  Palo Alto, CA 94301
OrbiMed Advisors LLC (3)....................................  1,130,000      5.60%
  767 Third Avenue, 6th Floor
  New York, New York 10010
The PNC Financial Services Group, Inc. (4)..................  1,074,650      5.32%
  One PNC Plaza, 249 Fifth
  Avenue, Pittsburgh, PA 15222-2707

DIRECTORS AND EXECUTIVE OFFICERS
Laura Avakian (5)...........................................     12,500         *
Werner Cautreels, Ph.D. (6).................................     15,500         *
Ariel Elia (7)..............................................     16,000         *
L. Patrick Gage, Ph.D. (8)..................................     28,000         *
Tuan Ha-Ngoc (9)............................................     12,000         *
Michael Rosenblatt, M.D. (10)...............................     21,500         *
Philippe Bey, Ph.D. (11)....................................     42,845         *
David C. Hastings (12)......................................     15,000         *
Stephen A. Hill (13)........................................    173,236         *
James Kyranos, Ph.D. (14)...................................     53,076         *
Michael D. Rivard (15)......................................     83,405         *
Harold E. Selick, Ph.D......................................    189,890         *
John Sorvillo, Ph.D. (16)...................................     92,270         *
All current directors and executive officers as a group (10
  persons) (17).............................................    526,471      2.60%

---------------
  *  Indicates less than 1%

 (1) The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of common stock issuable pursuant to the outstanding options that may be exercised within sixty (60) days after April 3, 2001.

 (2) These shares include 301,413 shares beneficially owned by Asset Management Associates, 1996, L.P., a Delaware limited partnership, and by its general partner AMC Partners 96, L.P., a Delaware limited partnership. These shares also include 43,950 shares owned by AMA98 Partners, L.P., a Delaware limited partnership, 726,210 shares owned by AMA98 Ventures, L.P., a Delaware limited partnership, 87,144 shares owned by AMA98 Corporate, L.P., a Delaware limited partnership, and 109,036 shares owned by AMA98 Investors, L.P., a Delaware limited partnership, and by Alloy Ventures 1998, LLC, their general partner. Douglas E. Kelly, John Shoch, Craig C. Taylor, and Tony Di Bona are each general partners of AMC Partners 96, L.P., and are each managing members of Alloy Ventures 1998, LLC, and may therefore be deemed to have investment and voting control over the shares listed. Each person disclaims beneficial ownership of the shares, except to the extent of their pecuniary interest therein. Based on the Schedule 13G filed by Alloy Ventures with the SEC on March 21, 2001.

 (3) These shares are beneficially owned by OrbiMed Advisors Inc., a corporation organized under the laws of the British Virgin Islands, OrbiMed Advisors LLC, a Delaware limited liability company, Caduceus Capital Trust, a trust organized under the laws of Bermuda, Caduceus Capital II, L.P., a Delaware limited partnership, PaineWebber Eucalyptus Fund, LLC, a Delaware limited liability company, and PaineWebber Eucalyptus Fund, Ltd., a company organized under the laws of the Cayman Islands. Based on the Schedule 13G filed by OrbiMed Advisors LLC with the SEC on September 22, 2000.

 (4) These shares are beneficially owned by The PNC Financial Services Group, Inc. ("PNC"), a Pennsylvania corporation, PNC Bancorp, Inc., a Delaware corporation, and a wholly owned subsidiary of PNC, PNC Bank, National Association, a wholly owned subsidiary of PNC Bancorp, Inc., BlackRock Advisors, Inc., a Delaware corporation, and a wholly owned subsidiary of BlackRock, Inc., and BlackRock Financial Management, Inc. a Delaware corporation, and a wholly owned subsidiary of BlackRock Advisors, Inc. Based on the Schedule 13G filed by PNC with the SEC on February 14, 2001.

 (5) Consists of (i) 500 shares of common stock, (ii) 12,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

 (6) Consists solely of 15,500 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

 (7) Consists of (i) 10,000 shares of common stock, (ii) 6,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

 (8) Consists of (i) 10,000 shares of common stock and (ii) 18,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

 (9) Consists solely of 12,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

(10) Consists solely of 21,500 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

(11) Consists of (i) 345 shares of common stock, (ii) 42,500 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

(12) Consists solely of 15,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

(13) Consists of (i) 3,236 shares of common stock, (ii) 170,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

(14) Consists of (i) 5,332 shares of common stock, (ii) 47,744 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

(15) Consists of (i) 4,947 shares of common stock, (ii) 78,458 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

(16) Consists of (i) 1,187 shares of common stock, (ii) 91,083 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001.

(17) Includes 312,500 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 3, 2001. See footnotes (5) through (13), as well as Harold E. Selick's holdings.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our executive officers and directors are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

     Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during 2000 our executive officers and directors complied with all applicable
Section 16(a) filing requirements, except that two purchases of common stock by Ms. Avakian and her spouse in August 2000, totaling 500 shares, were reported on a Statement of Changes in Beneficial Ownership on Form 4 after the date on which the filing was required for these transactions.

                        INFORMATION CONCERNING AUDITORS

     The firm of PricewaterhouseCoopers LLP, independent accountants, has audited our accounts since our inception and will do so for 2001. The board of directors has appointed PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal year ending December 31, 2001. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

     The fees for services provided by PricewaterhouseCoopers LLP to us in 2000 were as follows:

Audit Fees..................................................  $152,500
Financial Information Systems
  Design and Implementation Fees............................  $ 22,425
  All Other Fees............................................  $213,355

                             STOCKHOLDER PROPOSALS

     Assuming our 2002 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 17, 2002, if you wish to bring business before or propose director nominations at the 2002 Annual Meeting, you must give written notice to ArQule by March 3, 2002 (the date 75 days before the anniversary of the 2001 Annual Meeting).

     If you intend to bring such a proposal or nomination at the 2002 Annual Meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must provide written notice to ArQule of such proposal or nomination prior to December 25, 2001.

     Notices of stockholder proposals and nominations shall be given in writing to David C. Hastings, Chief Financial Officer, ArQule, Inc., 19 Presidential Way, Woburn, Massachusetts, 01801

                                 OTHER MATTERS

     The board of directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

     ANY HOLDER OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MAY OBTAIN A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR COPIES OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO DAVID C. HASTINGS, CHIEF FINANCIAL OFFICER, ARQULE, INC., 19 PRESIDENTIAL WAY, WOBURN, MASSACHUSETTS, 01801. IN ADDITION, OUR ANNUAL REPORT MAILED TO STOCKHOLDERS CONTAINS THE FULL TEXT OF OUR FILING ON FORM 10-K.

                                                                      APPENDIX A

                                  ARQULE, INC.

                            AUDIT COMMITTEE CHARTER

     This Charter was adopted at a meeting of the Board of Directors held on May 18, 2000. All of the provisions of this Charter became effective upon adoption, provided that the provisions of Article II shall be satisfied by no later than June 14, 2001.

I.  Purpose

     The principal purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by reviewing the financial reports and other financial information provided by the Company, the Company's systems of internal accounting and financial controls, and the annual independent audit process.

     In discharging its oversight role, the Committee is granted the power to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain, at the Company's expense, outside counsel, independent auditors or other experts for this purpose.

     The independent auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders. The Board and the Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. The Committee shall be responsible for overseeing the independence of the independent auditor.

     This Charter shall be reviewed for adequacy on an annual basis by the Board.

II.  Membership

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Nasdaq National Stock Market, Inc. Audit Committee Requirements. Accordingly, all of the members will be directors:

        - who have no relationship to the Company that may interfere with the exercise of his or her independent judgement; and

        - who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee.

     In addition, at least one member of the Committee will have accounting or related financial management expertise.

III.  Key Responsibilities

     The Committee's role is one of oversight, and it is recognized that the Company's management is responsible for preparing the Company's financial statements and that the independent auditor is responsible for auditing those financial statements.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. The functions are set forth as a guide and may be varied from time to time as appropriate under the circumstances.

     - The Committee shall review with management and the independent auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K and the Annual Report to Stockholders, and shall review and consider with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

     - As a whole, or through the Committee chair, the Committee shall review with the independent auditor, prior to filing with the Securities and Exchange Commission, the Company's interim financial information to be included in the Company's Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61.

     - The Committee shall periodically discuss with management and the independent auditor the quality and adequacy of the Company's internal controls.

     - The Committee shall request from the independent auditor annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1, discuss with the independent auditor any such disclosed relationships and their impact on the outside auditor's independence, and take or recommend that the Board take appropriate action regarding the independence of the outside auditor.

     - The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select (or nominate for stockholder approval), evaluate and, where appropriate, replace the independent auditor.

     - The Committee shall annually prepare a report to shareholders as required by the Securities and Exchange Commission regulations. The report should be included in the Company's annual proxy statement.

     - The Committee shall perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

     - The Committee shall maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

                                   ARQULE, INC.                       APPENDIX B

                              AMENDED AND RESTATED

                           1994 EQUITY INCENTIVE PLAN

             As amended by the Board of Directors on March 23, 2001
               and submitted to the Stockholders on May 17, 2001


Section 1.  PURPOSE

         This ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan (the "Plan") amends and restates the ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan by providing for the grant of equity incentives of various forms in the Company. The purpose of the Plan is to attract and retain key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

Section 2.  DEFINITIONS

         "Affiliate" means any business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes hereof, "Control" (and with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation "control" shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

         "Award" means any Option, Stock Appreciation Right, Performance Share, Restricted Stock, Stock Unit or Other Stock-Based Award awarded under the Plan or any Award previously granted under the 1994 Equity Incentive Plan of the Company or the Amended and Restated 1994 Equity Incentive Plan of the Company as in effect prior to date this Plan was adopted by the Board of Directors.

         "Board" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

         "Committee" means a committee of not less than two members of the Board appointed by the Board to administer the Plan. If a Committee is authorized to grant Options to a Reporting Person or a "covered employee" within the meaning of Section 162(m) of the Code, each member shall be a "non-employee director" or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" or the equivalent within the meaning of Section 162(m) of the Code, respectively. Until such committee is appointed, "Committee" means the Board.

         "Common Stock" or "Stock" means the Common Stock, $0.01 par value, of the Company.

         "Company" means ArQule, Inc.

         "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

         "Effective Date" means October 28, 1994.

         "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

         "Incentive Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision.

         "Nonstatutory Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

         "Option" means an Incentive Stock Option or a Nonstatutory Stock
Option.

         "Other Stock-Based Award" means an Award, other than an Option, Stock Appreciation Right, Performance Share, Restricted Stock or Stock Unit, having a Common Stock element and awarded to a Participant under Section 11.

         "Participant" means a person selected by the Committee to receive an Award under the Plan.

         "Performance Cycle" or "Cycle" means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

         "Performance Shares" mean shares of Common Stock, which may be earned by the achievement of performance goals, awarded to a Participant under Section 8.

         "Reporting Person" means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

         "Restricted Period" means the period of time selected by the Committee during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

         "Restricted Stock" means shares of Common Stock subject to forfeiture awarded to a Participant under Section 9.

         "Stock Appreciation Right" or "SAR" means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

         "Stock Unit" means an award of Common Stock or units that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 10.

Section 3.  ADMINISTRATION

         The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or covered employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

Section 4.  ELIGIBILITY

         All employees and, in the case of Awards other than Incentive Stock Options, and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

Section 5.  STOCK AVAILABLE FOR AWARDS

         (a) Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 6,700,000 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited without the Participant having had the benefits of ownership (other than voting rights), the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

         (b) In the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

Section 6.  STOCK OPTIONS

         (a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with
Section 422 of the Code or any successor provision and any regulations thereunder, and no Incentive Stock Option may be granted hereunder more than ten years after the Effective Date.

         (b) The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine.

         (c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

         (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

         (e) The Committee may provide that, subject to such conditions as it considers appropriate, upon the delivery or retention of shares to the Company in payment of an Option, the Participant automatically be awarded an Option for up to the number of shares so delivered.


Section 7.  STOCK APPRECIATION RIGHTS

         (a) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.

         (b) An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

Section 8.  PERFORMANCE SHARES

         (a) Subject to the provisions of the Plan, the Committee may award Performance Shares and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of Performance Shares shall be equal to the Fair Market Value of the Common Stock on the date the Performance Shares are earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Shares have been earned.

         (b) The Committee shall establish performance goals for each Cycle, for the purpose of determining the extent to which Performance Shares awarded for such Cycle are earned, on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the performance goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

         (c) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares that have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant's Designated Beneficiary, as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

Section 9.  RESTRICTED STOCK

         (a) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

         (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary.

Section 10.  STOCK UNITS

         (a) Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

         (b) Shares of Common Stock awarded in connection with a Stock Unit Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 11.  OTHER STOCK-BASED AWARDS

         (a) Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including without limitation convertible preferred stock, convertible debentures, exchangeable securities and Common Stock awards or options. Other Stock-Based Awards may be granted either alone or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.

         (b) The Committee may establish performance goals, which may be based on performance goals related to book value, subsidiary performance or such other criteria as the Committee may determine, Restricted Periods, Performance Cycles, conversion prices, maturities and security, if any, for any Other Stock-Based Award. Other Stock-Based Awards may be sold to Participants at the face value thereof or any discount therefrom or awarded for no consideration or such minimum consideration as may be required by applicable law.

Section 12.  GENERAL PROVISIONS APPLICABLE TO AWARDS

         (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

         (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

         (c) Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

         (d) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and
(ii) cash payments in lieu of or in addition to an Award.

         (e) Termination of Employment. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

         (f) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable,
(iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

         (g) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

         (h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

         (i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

         (j) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

         (k) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

Section 13.  MISCELLANEOUS

         (a) No Right To Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

         (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

         (c) Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective on the Effective Date. Before such approval, Awards may be made under the Plan expressly subject to such approval.

         (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Board determines to be necessary or advisable.

         (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

                   -----------------------------------------

This Plan was approved by the Board of Directors on October 17, 1994. This Plan was approved by the stockholders on October 17, 1994.

The Board of Directors amended this Plan on April 8, 1998.
The amendment was approved by the stockholders at the Annual Meeting of Stockholders on May 14, 1998.

The Board of Directors amended this Plan on March 16, 2000.
The amendment was approved by the stockholders at the Annual Meeting of Stockholders on May 18, 2000.

The Board of Directors amended this Plan on March 23, 2001.
The amendment was approved by the stockholders at the Annual Meeting of Stockholders on May 17, 2001.

                                                                      APPENDIX C

                                  ARQULE, INC.

             AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN

As amended and restated by the Board of Directors on March 23, 2001 and submitted to the Stockholders on May 17, 2001

         1.       PURPOSE.

         The purpose of this 1996 Employee Stock Purchase Plan (the "Plan") is to provide employees of ArQule, Inc. (the "Company"), and its subsidiaries, who wish to become shareholders of the Company an opportunity to purchase Common Stock of the Company (the "Shares"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         2.       ELIGIBLE EMPLOYEES.

         Subject to the provisions of Sections 7, 8 and 9 below, any individual who is a full-time employee (as defined below) of the Company, or any of its subsidiaries (as defined in Section 424(f) of the Code) the employees of which are designated by the Board of Directors as eligible to participate in the Plan, is eligible to participate in any Offering of Shares (as defined in Section 3 below) made by the Company hereunder. Full-time employees shall include all employees whose customary employment is:

                  (a)      20 hours or more per week and
                  (b)      more than five months

in the calendar year during which said Offering Date occurs or in the calendar year immediately preceding such year.

         3.       OFFERING DATES.

         From time to time, the Company, by action of the Board of Directors, will grant rights to purchase Shares to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an "Offering") on a date or series of dates (each of which is an "Offering Date") designated for this purpose by the Board of Directors.

         4.       PRICES.

         The price per share for each grant of rights hereunder shall be the lesser of:

                  (a) eighty-five percent (85%) of the fair market value of a Share on the Offering Date on which such right was granted; or
                  (b) eighty-five percent (85%) of the fair market value of a Share on the date such right is exercised.

At its discretion, the Board of Directors may determine a higher price for a grant of rights.

         5.       EXERCISE OF RIGHTS AND METHOD OF PAYMENT.

                  (a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board of Directors.

                  (b) The method of payment for Shares purchased upon exercise of rights granted hereunder shall be through regular payroll deductions or by lump sum cash payment or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors.

                  (c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.

         6.       TERM OF RIGHTS.

         The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the "Offering Period") shall in no event be longer than twenty-seven (27) months. The Board of Directors when it authorizes an Offering may designate one or more exercise periods during the Offering Period. Rights granted on an Offering Date shall be exercisable in full on the Offering Date or in such proportion on the last day of each exercise period as the Board of Directors determines.

         7.       SHARES SUBJECT TO THE PLAN.

         No more than five hundred twenty thousand (520,000) Shares may be sold pursuant to rights granted under the Plan. Appropriate adjustments in the above figure, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 9 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation will include provisions for protection of the then existing rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may again be subjected to a right under the Plan.

         8.       LIMITATIONS ON GRANTS.

                  (a) No employee shall be granted a right hereunder if such employee, immediately after the right is granted, would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code.

                  (b) No employee shall be granted a right which permits his right to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

                  (c) No right granted to any participating employee under an Offering, when aggregated with rights granted under any other Offering still exercisable by the participating employee, shall cover more shares than may be purchased at an exercise price equal to fifteen percent (15%) of the employee's annual rate of compensation on the date the employee elects to participate in the Offering or such lesser percentage as the Board of Directors may determine.

         9.       LIMIT ON PARTICIPATION.

         Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Board of Directors when it authorizes the Offering.

         10.      CANCELLATION OF ELECTION TO PARTICIPATE.

         An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before the expiration of any exercise period. Any amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee, without interest, unless otherwise determined by the Board of Directors, upon such cancellation.

         11.      TERMINATION OF EMPLOYMENT.

         Upon the termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee or to the employee's estate, without interest unless otherwise determined by the Board of Directors.

         12.      EMPLOYEES' RIGHTS AS SHAREHOLDERS.

         No participating employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Shares and the Share certificate is actually issued.

         13.      RIGHTS NOT TRANSFERABLE.

         Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

         14.      AMENDMENTS TO OR DISCONTINUATION OF THE PLAN.

         The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of
Section 7 above, no such amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of Shares which may be offered under the Plan.

         15.      EFFECTIVE DATE AND APPROVALS.

         This Plan became effective on August 14, 1996, the date it was adopted by the Board of Directors. The shareholders of the Company approved the Plan within twelve (12) months of the date of adoption.

         The Company's obligation to offer, sell and deliver its Shares under the Plan is subject to (i) the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange on which the Shares are then listed and (iii) compliance, in the opinion of the Company's counsel with, all applicable federal and state securities and other laws.

         16.      TERM OF PLAN.

         No rights shall be granted under the Plan after August 14, 2006.

         17.      ADMINISTRATION OF THE PLAN.

         The Board of Directors or any committee or person(s) to whom it delegates its authority (the "Administrator") shall administer, interpret and apply all provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.

                              (FRONT OF PROXY CARD)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  ARQULE, INC.

            PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 17, 2001

         The undersigned stockholder of ArQule, Inc. (the "Company") hereby appoints David C. Hastings, Paul M. Kinsella and Suzette Rodriguez O'Connor, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 17, 2001, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

                        PLEASE SIGN AND MAIL PROXY TODAY







                  (Continued and to be signed on reverse side.)







                                                             [SEE REVERSE SIDE]

                             (REVERSE OF PROXY CARD)

[X] Please mark your votes as this example.

                                            FOR                  WITHHELD

                                        the nominee          from the nominee

1.  Proposal to elect directors             [ ]                    [ ]      Laura Avakian

                                            [ ]                    [ ]  Werner Cautreels, Ph.D.

                                            [ ]                    [ ]      Tuan Ha-Ngoc





                                                       FOR          AGAINST       ABSTAIN

2.  Proposal to amend the Amended and Restated
    Certificate of Incorporation to increase the number of common stock authorized by 20,000,000.

3.  Proposal to amend the Amended and Restated
    1994 Equity Plan to increase the number of shares covered by the plan by 1,000,000 shares.

4.  Proposal to amend the Amended and Restated
    1996 Employee Stock Purchase Plan to increase the number of shares covered by the plan by 100,000 shares.



     This proxy when properly executed will be voted in the manner directed by the undersigned stockholders. If no specification is made, this proxy will be voted for all proposals. In their discretion, the proxies are also authorized to vote upon such matters as may properly come before the meeting.



Signature: ________________________________    Date:  _____________________ 2001



Signature: ________________________________    Date:  _____________________ 2001


NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.